EXHIBIT 5.1
FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: (612) 492-7000
Facsimile: (612) 492-7077
April 24, 2009
Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112
          Re: Registration Statement on Form S-8
     Ladies and Gentlemen:
          We are acting as corporate counsel to Cardiovascular Systems, Inc. (the “Company”) in connection with the original registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of (i) 2,509,969 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”), and (ii) 2,102,828 shares of Common Stock issuable pursuant to the exercise of stock options (the “Options”) granted under the 2003 Stock Option Plan of Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-Minnesota”) that were assumed by the Company on February 25, 2009 pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization among the Company (formerly known as Replidyne, Inc.), Responder Merger Sub, Inc. and CSI-Minnesota, dated as of November 3, 2008 (the “Merger Agreement”). The shares of Common stock to be issued as described in items (i) and (ii) of the foregoing sentence shall be referred to herein as the “Shares.”
          In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; (iii) certain corporate resolutions adopted by the Board of Directors and stockholders of the Company pertaining to the adoption and approval of the Plan; (iv) the Plan; (v) the Company’s Option records; (vi) the Merger Agreement, and (vii) the Registration Statement.
          Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that, upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan and Options, the Shares will be validly issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, Fredrikson & Byron, P.A.
By:	/s/ Robert K. Ranum
Its: Vice President